090401

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Filed in the office of	
	Document Number 20110540742-66
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/22/2011 12:49 PM
	Entity Number E0797362006-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

Coyote Resources, Inc.

2. Description of the original document for which correction is being made:

Amended and Restated Articles of Incorporation

3. Filing date of the original document for which correction is being made: 07/21/2011

4. Description of the inaccuracy or defect:

1. The first two paragraphs as the preamble before Article One were inadvertently included in the Amended and Restated Articles of Incorporation.

2. The amount of authorized common stock and preferred stock of the company is incorrect. Article Four of the Amended and Restated Articles of Incorporation incorrectly states the company is authorized to issue 600,000,000 shares of common stock, $.001 par value per share, and 60,000,000 shares of preferred stock, $.001 par value per share.

5. Correction of the inaccuracy or defect:

1. The first two paragraphs as the preamble before Article One should be deleted.
2. The first paragraph of Article Four should read as follows: "Article Four. This corporation shall have authority to issue an aggregate of three hundred thirty million (330,000,000) shares of stock, $.001 par value per share divided into two (2) classes of stock as follows for a total capitalization of Three Hundred Thirty Thousand Dollars ($330,000):
   (A) COMMON STOCK: Three hundred million (300,000,000) shares of Common Stock, $.001 par value per share; and
   (B) PREFERRED STOCK: Thirty million (30,000,000) shares of Preferred Stock, $.001 par value per share."

6. Signature:

X ____________________ President 07/22/2011

Authorized Signature **Title *** **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.